UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Sauer-Danfoss Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 9, 2008

Dear Fellow Stockholder:

At the Annual Meeting on June 12, 2008, the stockholders of Sauer-Danfoss Inc. (the “Company”) will, among other matters, consider an important amendment and restatement of the Company’s Certificate of Incorporation (the “Charter Amendment”).  I am writing on behalf of  the Company to urge you to vote your shares in favor of the proposed Charter Amendment.  For the reasons described below, we believe the proposal, if adopted, will enhance the value of the Company and should be approved.

Adoption of the proposal, which is described in detail in the Company’s proxy statement mailed to stockholders on April 29, is a condition that must be satisfied for Danfoss A/S to acquire a controlling interest in the Company.  Today, the Company is controlled jointly by Danfoss A/S and Sauer Holding GmbH, a company owned by the Klaus Murmann family.  As a result of this shared control, any major transaction that the Company may consider could only be approved if both the Murmann family and Danfoss A/S agree.  Thus, for example, if a third party were to make an offer to buy the Company, either the Murmann family or Danfoss A/S could veto the deal by refusing to permit the jointly controlled shares to vote in favor of the transaction.

By approving the Charter Amendment, the Company’s stockholders will clear the way for Danfoss A/S to buy an outright controlling stake in the Company.  We believe this purchase will increase the value of all Company stock by removing the potential for a deadlock if a significant transaction were to come before the stockholders for a vote.  Setting aside the potential for a major transaction, the Company also stands to benefit on an ongoing basis from the stability resulting from a more consolidated ownership structure.

The proposed Charter Amendment would remove the 80% supermajority requirement that applies to stockholder votes on amendments to the matters in the Company’s Certificate of Incorporation described below, effectively replacing the current supermajority requirement with a requirement that such amendments be approved by the affirmative vote of stockholders holding a majority of the outstanding shares.  We believe that eliminating the supermajority requirement will have little, if any, practical effect on stockholder rights, as the change will affect only stockholder votes on amendments to the following provisions of the Company’s Certificate of Incorporation:

•                  The provision stating that the number of directors is to be set in the Bylaws.

•                  The provision addressing stockholder-initiated Bylaw amendments and stockholder adoption of new Bylaws.  This provision presently stipulates that the Board of Directors cannot change a Bylaw adopted or amended by a stockholder vote.  The provision also stipulates that, if the stockholders desire to adopt or amend a Bylaw, they may only do so by 80% stockholder approval.  The Charter Amendment would reduce this approval requirement to approval by a majority of the outstanding shares.  Because the stockholders have not adopted or amended any portion of the

Company’s current Bylaws, the Board is currently free to amend all or any part of  the Bylaws.  Because the Board has this power presently, we believe that replacing the 80% supermajority threshold with a majority voting requirement will be neutral with respect to stockholder rights.  Over the long run, the elimination of the supermajority threshold will ease the way for stockholder action in amending the Bylaws.

•                  The provision limiting a director’s personal, monetary liability for certain breaches  of fiduciary duty.  The existing provision, which is typical in Delaware corporations, is designed to protect directors to the maximum extent legally permissible.

•                  The provision prohibiting the stockholders from acting by written consent in lieu of holding an actual meeting.

•                  The indemnification provisions for directors and officers.

If the stockholders adopt the Charter Amendment, the default provisions of Section 242 of the Delaware General Corporation Law will apply:  amendments to each of the foregoing provisions of the Company’s Certificate of Incorporation will be subject to amendment in the future upon approval by stockholders holding a majority of the Company’s outstanding shares.  None of the affected provisions provides what we believe to be substantial protections for minority stockholders.

Please remember that approval of the Charter Amendment, a necessary condition to Danfoss A/S acquiring a controlling interest in the Company, requires approval by 80% of all outstanding shares.  Therefore, if you do not vote your shares, it will have the same effect as a vote against the proposal.  We urge you to vote promptly FOR the proposed Charter Amendment. Shareholders with questions about the Proposed Charter Amendment are welcome to call Ken McCuskey, Corporate Secretary at 1-515-239-6364.

If you need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834, or collect at 1-212-750-5833.

Thank you for your support,

/s/ Jørgen M. Clausen
Jørgen M. Clausen
Chairman of the Board of Directors